Exhibit 99.1

HFF completes acquisition of Leon Partners in London

DALLAS, TX – January 19, 2017 – HFF, Inc. (NYSE: HF) (HFF) announced today that it has successfully launched its U.K. operations with the completed acquisition of Leon Partners Limited (Leon Partners), a London-based independent real estate advisory firm focusing on investment banking and corporate finance. The opening of the London operation represents HFF’s 24th office location and the first outside of the U.S.

David Church and Raj Somchand, founding members of Leon Partners, bring their collective 50 years in the business, recently with Bank of America Merrill Lynch and Leon Partners, to lead the London office’s corporate finance and investment banking business.

In addition, Michael Kavanau, senior managing director and former co-head of HFF’s Chicago office, has relocated to London. Mr. Kavanau brings his 30 years of experience with HFF in the U.S. to lead the London office’s equity and debt placement business.

In second quarter 2017, Jamie Pope will join the firm to co-head the London office alongside Mr. Kavanau and Mr. Church, in addition to leading the investment platform. Mr. Pope was most recently managing director of CBRE’s Central London Investment division and has more than 21 years of experience. He will be joined by his colleague, John Starkie, who will also specialize in the acquisition, disposal and strategic consultancy of commercial property within the Central London market.

“We are incredibly excited about HFF’s expansion into London and the broader U.K. market given London’s pre-eminent position among the worlds’ great financial and commercial real estate centers,” said Mr. Kavanau. “The HFF London office offers an extraordinarily talented team of individuals and we look forward to providing the U.K. market a unique alternative for commercial real estate financial service needs.”

HFF’s London office offers a full spectrum of commercial real estate capital markets transaction services in the U.K., including investment banking/corporate finance, investment transactions and debt and equity placement. As one of the largest and most successful commercial real estate intermediaries, HFF incorporates capital markets knowledge with local real estate expertise to successfully complete a diverse mix of real estate transactions, regardless of size or complexity. HFF’s business model is solely focused on providing capital markets services to its clients, and therefore does not invest, lease or manage real estate assets, thus mitigating conflicts of interests with its clients. HFF, Inc. was ranked in Fortune magazine’s 100 Fastest-Growing Companies for four years: 2012 – 2014 and 2016, and with its predecessor companies has closed in excess of $610 billion in transactions since 1998.

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HFF completes acquisition of Leon Partners in London

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About Leon Partners

David Church and Raj Somchand established Leon Partners in July 2015, following successful careers in real estate investment banking, previously at Bank of America Merrill Lynch. Leon Partners is an independent real estate advisory firm which advises clients on complex real estate and corporate M&A transactions, provides introductions to private capital investors and prepares companies to access the public capital markets primarily in the U.K. and Ireland. Edward Bradford, formerly of Bank of America Merrill Lynch and Aidan Smith, former CFO of Liberty International are also part of the Leon Partners team. www.leon-partners.com.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Securities L.P. and its newly-acquired U.K. subsidiary, HFF operates out of 24 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. HFF offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

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CONTACTS:

MYRA F. MOREN

HFF Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

KRISTEN M. MURPHY

HFF Director, Public Relations

(617) 338-0990

krmurphy@hfflp.com

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